NEWS RELEASE

Presurance Holdings Rights Offering Begins

To Participate, Eligible Stockholders Should Consult Their Broker or Financial Advisor in Advance of the Rights Offering Expiration on February 24, 2026

TROY, Mich., Feb. 6, 2026 -- Presurance Holdings, Inc. (Nasdaq: PRHI) (“Presurance” or the “Company”) today announced the commencement of its rights offering, previously detailed in the Company’s Current Report on Form 8-K filed on January 28, 2026.

Shareholders of record on February 6, 2026 are now being distributed a dividend of one non-transferable Subscription Right (“Subscription Right”) for each share of common stock owned on the record date.

Each Subscription Right, when exercised before the expiration date of 5:00 p.m. New York City time on February 24, 2026, entitles the holders to purchase 1.145 shares of Presurance common stock at a subscription price of $1.00 per share.

A shareholder may exercise such shareholder’s subscription rights by properly completing and executing the rights certificate together with any required signature guarantees and forwarding it, together with full subscription payment, to the Subscription Agent prior to the expiration of the rights offering.

A shareholder who is a beneficial owner of shares of Presurance common stock that are registered in the name of a broker, custodian bank or other nominee, or a shareholder who holds Presurance common stock certificates and would prefer to have an institution conduct the transaction relating to the subscription rights on the shareholder’s behalf, should instruct such shareholder’s broker, custodian bank or other nominee or institution to exercise the subscription rights and deliver all documents and payment on your behalf prior to 5:00 p.m., New York City time, on February 24, 2026, which is the expiration of the rights offering.

Brokers may require earlier action to process orders. Exercise instructions received after the expiration date and time will not be honored, so investors who wish to participate must exercise ahead of the deadline.

Any payment received from the exercise of the subscription right and not applied to such exercise of the subscription rights will be refunded to the shareholder without interest or penalty.

For any questions or further information about this rights offering, please contact Broadridge Corporate Issuer Solutions, LLC at (855) 739-5068 or by email (shareholder@broadridge.com).

The Rights Offering is being made pursuant to Presurance’s effective registration statement on Form S-1 (File No. 333-292735), and a prospectus containing the detailed terms of the rights offering filed with the SEC. The information in this press release is not complete and is subject to change. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction. The rights offering is being made only by means of a prospectus. The prospectus incorporates all the Company’s SEC filings by reference. Copies of the prospectus, are being distributed to all subscription right recipients and may also be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the information agent for the offering.

About Presurance Holdings

Presurance Holdings, Inc. is a Michigan-based property and casualty holding company. Through its subsidiaries, the Company provides specialty insurance coverage designed to protect individuals, businesses, and communities, with a focus on disciplined growth and long-term value creation. The Company trades on the Nasdaq Capital Market under the symbol PRHI. Additional information can be found on the Company’s website at ir.PREHLD.com.